Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MB Financial, Inc.

We consent to the incorporation by reference in this registration statement number 333-134706 on Form S-4 of MB Financial, Inc. of our report dated March 3, 2006, except as to the retrospective adoption of Statement of Financial Accounting Standards No. 123R referred to in Note 19, as to which the date is May 30, 2006, relating to the financial statements and our report dated March 13, 2006 relating to internal control over financial reporting, which is included in MB Financial Inc.’s Form 8-K filed on June 1, 2006.

We also consent to the reference to our firm under the captions “Experts”.

/s/ McGladrey & Pullen LLP

Schaumburg, Illinois
June 21, 2006